Exhibit 16.1

July 16, 2014

Office of Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: Cubic Energy, Inc.

We have read the disclosures of the subject registrant under Item 4.01 of Form 8-K Report with respect to our firm regarding the recent change of auditors that occurred on July 15, 2014. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

/s/ Vogel CPAs, PC
(formerly Philip Vogel & Co. PC)